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                                                                       EXHIBIT 5



July 27, 1999


First American Corporation
First American Center
Nashville, Tennessee 37237

Ladies and Gentlemen:

As General Counsel of First American Corporation, a Tennessee corporation ("First American"), I have examined and am familiar with such documents, corporate records and other instruments relating to the registration of shares of the First American Corporation Broad-Based Employee Stock Option Plan (the "Plan") as I have deemed necessary for the purposes of this opinion, including the Plan, the corporate proceedings of First American taken to issue its common stock, par value $2.50 per share ("Common Stock") pursuant to the Plan, and the Registration Statement on Form S-8 (the "Registration Statement") filed by First American with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 700,000 shares of Common Stock to be distributed under the Plan.

Based on the foregoing, I am of the opinion that when certificates for such shares of Common Stock have been duly executed, countersigned and registered by a Transfer Agent of First American and paid for in accordance with applicable law and delivered in accordance with the terms of the Plan, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of my opinion for filing as an exhibit to the Registration Statement.

Very truly yours,

/s/ MARY NEIL PRICE

Mary Neil Price